                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Schedule 13G Under
             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under The Securities Exchange Act of 1934

                               (Amendment No. 1 )



                                The Toro Company
                                (Name Of Issuer)

                                   Common Par
                         (Title of Class of Securities)

                                    891092108
                                 (Cusip Number)



                      (Continued on the following page(s))

                                Page 1 of 6 Pages

CUSIP No.   891092108        13G                               Page 2 of 6 Pages
--------------------------------------------------------------------------------
 The Toro Company
--------------------------------------------------------------------------------
1                    NAME OF REPORTING PERSON
                     S.S.  OR  I.R.S  IDENTIFICATION NO. OF ABOVE PERSON.
                     The Chase Manhattan Corporation - CMC
                      The Chase Manhattan Bank - CMB
--------------------------------------------------------------------------------
2                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)
                                                                          (B)
--------------------------------------------------------------------------------
3                    SEC USE ONLY

--------------------------------------------------------------------------------
4                    CITIZENSHIP OR PLACE OF ORGANIZATION
                     The Chase Manhattan Corporation - Delaware
                      The Chase Manhattan Bank - New York
--------------------------------------------------------------------------------
NUMBER               5        SOLE VOTING POWER
OF                            CMC     - None
SHARES                         CMB    - None
                     -----------------------------------------------------------
BENEFICIALLY         6        SHARED VOTING POWER
OWNED BY                      CMC    - None
                              CMB     - None
                     -----------------------------------------------------------
EACH                 7        SOLE DISPOSITIVE POWER
REPORTING                     CMC     - None
PERSON                        CMB     - None
                     -----------------------------------------------------------
WITH                 8        SHARED DISPOSITIVE POWER
                               CMC    -None
                               CMB     - None
--------------------------------------------------------------------------------
 9                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                                      CMC    -  None
                                      CMB     -  None
--------------------------------------------------------------------------------
10                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                     CERTAIN SHARES *

--------------------------------------------------------------------------------
11                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                              CMC -  0 %
                               CMB -  0 %
--------------------------------------------------------------------------------
12                   TYPE OF PERSON REPORTING*
                                       CMC  - HC
                                       CMB - BK
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).Name of Issuer:                    The Toro Company

Item 1(b).Address of Issuer's:               8111 Lyndale Avenue South
          Offices                            Bloomington, Mn. 55420


Item 2(a).    Name of Person Filing:         This notice is filed by The Chase
                                             Manhattan Corporation (CMC) and its
                                             wholly owned subsidiary, The Chase
                                             Manhattan Bank (CMB )


Item 2(b).    Address of Principal Business  CMC: 270 Park Avenue
              Office:                             New York, NY 10017
                                             CMB: 270 Park Avenue
                                                  New York, NY 10017

Item 2(c).    Citizenship:                   CMC - Delaware
                                             CMB  - New York

Item 2(d).    Title of Class of Securities:  Common Par

Item 2(e).    CUSIP Number:                  891092108

                                THE TORO COMPANY

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) [   ]   Broker or dealer registered under Section 15 of the Act.

          (b) [ X ]   Bank as defined in Section 3(a)(6) of the Act.

          (c) [   ]   Insurance Company as defined in Section 3(a)(19) of the
                      Act.

          (d) [   ]   Investment Company registered under Section 8 of the
                      Investment Company Act.

          (e) [   ]   Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940.

          (f) [   ]   Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security
                      Act of 1974 or endowment Fund [see Section 240.13d-1(b)
                      (1)(ii)(F)].

          (g) [ X ]   Parent Holding Company, in accordance with Section
                      240.13d-1(b)(ii)(G).

          (h) [   ]   Group, in accordance with Section 240.13d-1(ii)(H).

Item 4.   Ownership:

          (a)     Amount Beneficially Owned:                     CMC - None
                  As of December 31, 1996                        CMB - None

          (b)     Percent of Class:                              CMC - 0 %
                                                                 CMB - 0 %
          (c)     Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:
                                                                 CMC - None
                                                                 CMB - None


             (ii) Shared power to vote or to direct the vote:
                                                                 CMC - None
                                                                 CMB - None

                                THE TORO COMPANY


          (iii)   Sole power to dispose or to direct the disposition of:
                                   CMC - None
                                   CMB - None

           (iv)   Shared power to dispose or to direct the disposition of:
                                   CMC - None
                                   CMB - None

Item 5.    Ownership of Five Percent or Less of a Class:
           Yes - Less than 5% holdings


Item 6.    Ownership of More than Five Percent on Behalf of Another Person:
           Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Holds the Security Being Reported on by the Parent Holding Company:

           Pursuant to Rule 13(d) - 1 (c): This notice is filed on behalf of both CMC and its subsidiary, CMB. In lieu of attaching an exhibit hereto, the identity of CMB is as set forth on the cover page hereof. CMB is classified as a Bank, as such term is defined in Section (3)
           (a) (6) of the Securities Exchange Act of 1934, as amended,

Item 8.    Identification and Classification of Members of this Group:

           Not applicable.

Item 9.    Notice of Dissolution of Group:

           Not applicable.

           THE TORO COMPANY

Item 10.   Certification:

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and did not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:        February 12, 1997


The Chase Manhattan Bank                     THE CHASE MANHATTAN CORPORATION

/S/ Allan Nemethy                            /S/ Anthony J. Horan
-----------------------------------          -----------------------------------
          Allan Nemethy                                Anthony J. Horan
          Trust Officer                                Corporate Secretary


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